Exhibit 99.3

ITERIS, INC.

STOCK OPTION AGREEMENT

RECITALS

A.            The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Corporation (or any Parent or Subsidiary).

B.            The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to the Participant.

C.            All capitalized terms in this Agreement shall have the meaning assigned to them in Paragraph 18.

NOW, THEREFORE, it is hereby agreed as follows:

1.             Grant of Option.  The Corporation hereby grants to the Participant, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice.  The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2.             Option Term.  This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.             Limited Transferability.  This option, together with the Option Shares during the period prior to exercise, shall be neither transferable nor assignable by the Participant other than by will or the laws of inheritance following the Participant’s death and may be exercised, during the Participant’s lifetime, only by the Participant.

4.             Dates of Exercise.  This option shall become exercisable for the Option Shares in one or more installments in accordance with the Exercise Schedule set forth in the Grant Notice.  As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5.             Cessation of Service.  The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a)           Should the Participant cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then the Participant shall have a period of three (3) months (commencing with the date of such cessation of

Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(b)           Should the Participant die while this option is outstanding, then the personal representative of the Participant’s estate or the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance following the Participant’s death shall have the right to exercise this option.  Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of the Participant’s death or (ii) the Expiration Date.

(c)           Should the Participant cease Service by reason of Permanent Disability while this option is outstanding, then the Participant shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option.  In no event shall this option be exercisable at any time after the Expiration Date.

(d)           During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which this option is, at the time of the Participant’s cessation of Service, exercisable pursuant to the Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6.  This option shall not become exercisable for any additional Option Shares, whether pursuant to the normal Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6, following the Participant’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with the Participant.  Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any Option Shares for which the option has not been exercised.

(e)           Should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

6.             Change in Control.

(a)           Should a Change in Control occur during the Participant’s period of Service, then this option may, as determined by the Plan Administrator in its sole discretion, be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (iv) replaced with a cash retention program of the Corporation or any successor corporation (or parent thereof) which preserves the spread existing on the Option Shares for which this option is not exercisable at the time of the Change in Control (the excess of the Fair Market Value of those shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout of that spread in accordance with the same Exercise Schedule applicable to those Option Shares.  Notwithstanding the foregoing, no such cash retention program shall be established for this option (or any other option granted to the Participant under the Plan) to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder.

(b)           To the extent this option is not assumed, substituted, continued or replaced in accordance with Paragraph 6(a), this option shall automatically vest in full so that this option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the shares of Common Stock at the time subject to this option and may be exercised for any or all of those shares as fully-vested shares of Common Stock, unless such accelerated vesting is otherwise precluded pursuant to the provisions of Paragraph 5(d) above.  The Plan Administrator in its sole discretion shall have the authority to provide that to the extent this option, as so accelerated, remains unexercised and outstanding on the effective date of the Change in Control, this option shall terminate and cease to be outstanding and in consideration thereof the Participant shall become entitled to receive, upon consummation of the Change in Control and subject to subsection (c), a lump sum cash payment in an amount equal to the product of (i) number of shares of Common Stock subject to this option and (ii) the excess of (A) the Fair Market Value per share of Common Stock on the date of the Change in Control over (B) the per share Exercise Price.  However, this option shall be subject to cancellation and termination, without cash payment or other consideration due the Participant, if the Fair Market Value per share of Common Stock on the date of such Change in Control is less than the per share Exercise Price.

(c)           The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made under subsection (a) or (b) above to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock.

(d)           Immediately following the consummation of the Change in Control, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

(e)           If this option is assumed in connection with a Change in Control or otherwise continued in effect, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Participant in consummation of such Change in Control, had the option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.  To the extent that the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent thereof) may in connection with the assumption or continuation of this option and subject to the Plan Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily traded on an established U.S. securities market.

(f)            This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.             Adjustment to Option Shares.  Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price.  The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

8.             Stockholder Rights.  The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the record holder of the purchased shares.

9.             Manner of Exercising Option.

(a)           In order to exercise this option with respect to all or any part of the Option Shares, the Participant (or any other person or persons exercising the option) must take the following actions:

(i)            Execute and deliver to the Corporation a Notice of Exercise, or comply with such procedures as the Corporation may establish for notifying the Corporation of the exercise of the option, for the Option Shares for which the option is exercised.

(ii)           Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A)          cash or check made payable to the Corporation;

(B)          in shares of Common Stock valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes; or

(C)          through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions (A) to a brokerage firm (with such brokerage firm reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance or pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the  purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on the settlement date in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

(iii)          Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than the Participant) have the right to exercise this option.

(iv)          Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining the Participant) for the satisfaction of all applicable tax withholding requirements applicable to the option exercise.

(v)           As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of the Participant (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(b)           In no event may this option be exercised for any fractional shares.

10.          Compliance with Laws and Regulations.

(a)           The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b)           The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

11.          Successors and Assigns.  Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate.

12.          Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated below the Participant’s signature line on the Grant Notice.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13.          Construction.  This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

14.          Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

15.          Stockholder Approval.  If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this option shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

16.          Additional Terms Applicable to an Incentive Option.  In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

(a)           This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares:  (i) more than three (3) months after the date the Participant ceases to be an Employee for any reason other than death or Permanent Disability or (ii) more than twelve (12) months after the date the Participant ceases to be an Employee by reason of Permanent Disability.

(b)           No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or any other Incentive Options granted to the Participant prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate.  Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option.

(c)           Should the Participant hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then for purposes of the foregoing limitations on the exercisability of such options as Incentive Options, this option and each of those other options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

17.          Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

18.          Definitions.  The following definitions shall be in effect under the Agreement:

(a)           Agreement shall mean this Stock Option Agreement.

(b)           Board shall mean the Corporation’s Board of Directors.

(c)           Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)            the consummation of a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction;

(ii)           a sale, transfer or other disposition of all or substantially all of the Corporation’s assets;

(iii)          the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders; or

(iv)          a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

(d)           Code shall mean the Internal Revenue Code of 1986, as amended.

(e)           Common Stock shall mean the Corporation’s common stock.

(f)            Corporation shall mean Iteris, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Iteris, Inc.

(g)           Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(h)           Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

(i)            Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.

(j)            Exercise Schedule shall mean the schedule set forth in the Grant Notice pursuant to which the option is to become exercisable for the Option Shares in one or more installments over the Participant’s period of Service.

(k)           Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

(l)            Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)            If the Common Stock is at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)           If the Common Stock is at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets and the Nasdaq Capital Market) determined by the Plan Administrator to be the primary market for the Common Stock, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is officially reported by such exchange or market system.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price of a share of Common Stock on the last preceding date for which such quotation exists.

(m)          Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

(n)           Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which the Participant has been informed of the basic terms of the option evidenced hereby.

(o)           Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

(p)           Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss the Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or this Agreement, to constitute grounds for termination for Misconduct.

(q)           1934 Act shall mean the Securities Exchange Act of 1934, as amended.

(r)            Non-Statutory Option shall mean an option not an Incentive Option.

(s)            Notice of Exercise shall mean the notice of exercise in such form as provided by the Corporation.

(t)            Option Shares shall mean the number of shares of Common Stock subject to the option.

(u)           Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(v)           Participant shall mean the person to whom the option is granted as specified in the Grant Notice.

(w)          Permanent Disability shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of a continuous duration of twelve (12) months or more.

(x)           Plan shall mean the Corporation’s 2016 Omnibus Incentive Plan.

(y)           Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

(z)           Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.  For purposes of this Agreement, the Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity.  Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which the Option (if designated as an Incentive Option in the Grant Notice) may be exercised as such an Incentive Option under the federal tax laws, the Participant’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless the Participant is provided with the right to return to Service following such leave either by statute or by written contract.  Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

(aa)         Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

(bb)         Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ITERIS, INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Iteris, Inc. (the “Corporation”):

Participant:

Grant Date:

Vesting Commencement Date:

Exercise Price: $	per share

Number of Option Shares:	shares

Expiration Date:

Type of Option:	☐	Incentive Option
	☐	Non-Statutory Option

Exercise Schedule:  [For employees:  The Option shall become exercisable with respect to the Option Shares in a series of four (4) equal, successive, annual installments upon the Participant’s completion of each year of Service over the four (4)-year period measured from the Vesting Commencement Date.]

[For consultants:  The Option shall become exercisable with respect to the Option Shares in a series of four (4) equal, successive, quarterly installments upon the Participant’s completion of each quarter of Service over the one (1)-year period measured from the Vesting Commencement Date.]

[For board members:  The Option shall become exercisable with respect to the Option Shares upon the Participant’s completion of one (1) year of Service measured from the Vesting Commencement Date.]

In no event shall the Option become exercisable for any additional Option Shares after the Participant’s termination of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Participant.

The Participant understands and agrees that the Option is granted subject to and in accordance with the terms of the Iteris, Inc. 2016 Omnibus Incentive Plan (the “Plan”).  The Participant further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.  The Participant hereby acknowledges the receipt of a copy of the prospectus for the Plan in the form attached hereto as Exhibit B.  A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

Employment at Will.  Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED:

ITERIS, INC.

By:

Title:

, Participant

Address:

ATTACHMENTS
Exhibit A - Stock Option Agreement
Exhibit B - Prospectus

2

EXHIBIT A

STOCK OPTION AGREEMENT

EXHIBIT B

PROSPECTUS